Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

July 25, 2019

For Immediate Release

Vicor Corporation Reports Results for the Second Quarter Ended June 30, 2019

Andover, MA, July 25, 2019 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the second quarter and six months ended June 30, 2019. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are presented below.

Revenues for the second quarter ended June 30, 2019 totaled $63.4 million, a 14.6% decrease from $74.2 million for the corresponding period a year ago, and a 3.6% sequential decrease from $65.7 million the first quarter of 2019.

Gross margin decreased to $29.1 million for the second quarter of 2019, compared to $35.9 million for the corresponding period a year ago, and decreased sequentially from $31.1 million for the first quarter of 2019. Gross margin, as a percentage of revenue, decreased to 46.0% for the second quarter of 2019, compared to 48.4% for the corresponding period a year ago, and decreased from 47.3% for the first quarter of 2019.

Net income for the second quarter was $2.6 million, or $0.06 per diluted share, compared to net income of $7.9 million or $0.19 per diluted share, for the corresponding period a year ago and net income of $4.3 million, or $0.10 per diluted share, for the first quarter of 2019.

Revenues for the six months ended June 30, 2019, decreased 7.4% to $129.1 million from $139.5 million for the corresponding period a year ago. Net income for the six month period was $6.8 million, or $0.17 per diluted share, compared to net income of $11.8 million, or $0.29 per diluted share, for the corresponding period a year ago.

Cash and cash equivalents sequentially increased by $4.9 million to approximately $71.5 million at the end of the second quarter of 2019, from $66.6 million at the end of the first quarter of 2019. Capital expenditures for the second quarter of 2019 totaled $2.5 million, down from $3.3 million for the first quarter of 2019 and up from $1.7 million for the corresponding period a year ago.

Second quarter bookings decreased 31.1% to $60.2 million, from $87.4 million for the corresponding period a year ago, and decreased sequentially 9.6% from $66.7 million for the first quarter of 2019. Total backlog at the end of the second quarter of 2019 was $100.7 million, down 3.1 % from $103.8 million at the end of the first quarter of 2019, and down 2.2% from $103.0 million at the end of 2018.

Commenting on the second quarter, Dr. Patrizio Vinciarelli, Chief Executive Officer, stated: “Second quarter financial performance reflected challenges similar to those experienced in the first quarter, as shipment delays requested by contract manufacturers limited revenue from the datacenter market. Growing hyperscale infrastructure spending and design wins for next generation 48V servers, AI accelerators, and supercomputers are keys to near term revenue growth from Advanced Products. Resolution of the Chinese trade dispute would reopen Chinese order flow which has slowed significantly and undo the impact of inbound tariffs on gross margins.”

Dr. Vinciarelli continued, “Despite challenging conditions, our outlook is bright. The 12V to 48V transition in datacenter and automotive applications is underway and we are winning every demanding AI ASIC application with lateral or vertical Power-on-Package solutions. Our domestic business is healthy, customer design activity with Advanced Products is robust, and our opportunity pipeline across major segments continues to expand. In coming weeks, we expect to close the purchase of land abutting our Andover manufacturing facility to facilitate capacity expansion. Our outlook for the second half reflects steady demand for Brick Products and a resumption of strong demand for Advanced Products from an expanding list of AI applications for which there is no viable competitive alternative.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, July 25, 2019 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 50342172. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor’s website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through August 9, 2019. The replay dial-in number is 888-286-8010 and the Passcode is 91303034. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor’s website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2018, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

For further information contact:

James A. Simms, Chief Financial Officer

Voice: 978-470-2900

Facsimile: 978-749-3439

invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED (Unaudited)		SIX MONTHS ENDED (Unaudited)
	JUNE 30, 2019	JUNE 30, 2018	JUNE 30, 2019	JUNE 30, 2018
Net revenues	$63,355	$74,196	$129,080	$139,465
Cost of revenues	34,238	38,313	68,877	73,371

Gross margin	29,117	35,883	60,203	66,094
Operating expenses:
Selling, general and administrative	15,030	15,814	30,403	31,213
Research and development	11,706	11,403	22,926	22,529
Severance charge	—	350	—	350

Total operating expenses	26,736	27,567	53,329	54,092

Income from operations	2,381	8,316	6,874	12,002
Other income (expense), net	288	(44)	527	386

Income before income taxes	2,669	8,272	7,401	12,388
Less: Provision for income taxes	113	363	539	497

Consolidated net income	2,556	7,909	6,862	11,891
Less: Net income (loss) attributable to noncontrolling interest	(7)	49	13	88

Net income attributable to Vicor Corporation	$2,563	$7,860	$6,849	$11,803

Net income per share attributable to Vicor Corporation:
Basic	$0.06	$0.20	$0.17	$0.30
Diluted	$0.06	$0.19	$0.17	$0.29
Shares outstanding:
Basic	40,275	39,709	40,252	39,594
Diluted	41,081	40,646	41,055	40,406

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	JUNE 30, 2019 (Unaudited)	DEC 31, 2018 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$71,482	$70,557
Accounts receivable, net	38,537	43,673
Inventories, net	54,572	47,370
Other current assets	5,054	3,460

Total current assets	169,645	165,060
Long-term deferred tax assets	241	265
Long-term investment, net	2,565	2,526
Property, plant and equipment, net	55,285	50,432
Other assets	2,867	2,785

Total assets	$230,603	$221,068

Liabilities and Equity
Current liabilities:
Accounts payable	$10,819	$16,149
Accrued compensation and benefits	11,144	10,657
Accrued expenses	2,228	2,631
Operating lease liabilities	1,660	—
Sales allowances	640	548
Accrued severance and other charges	—	234
Income taxes payable	85	710
Deferred revenue	6,581	5,069

Total current liabilities	33,157	35,998
Long-term deferred revenue	196	232
Contingent consideration obligations	306	408
Long-term income taxes payable	236	238
Long-term lease payable	2,392	102

Total liabilities	36,287	36,978
Equity:
Vicor Corporation stockholders’ equity:
Capital stock	197,219	193,977
Retained earnings	135,849	129,000
Accumulated other comprehensive loss	(278)	(394)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders’ equity	193,863	183,656
Noncontrolling interest	453	434

Total equity	194,316	184,090

Total liabilities and equity	$230,603	$221,068